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                                                                    EXHIBIT 23.3




                            SECURITIES DATA COMPANY




We hereby consent to the use of the information we provided for use in this attached Registration Statement (including the registration statement which is incorporated therein pursuant to Rule 462(b) under the Securities Act of 1933) relating to the offering of Debt Securities by The Goldman Sachs Group, Inc. and to the references to our name in this Registration Statement, including under the caption "Experts".




Securities Data Company,
A division of Thomson Information Services



/s/ Kenneth J. Seng
---------------------------
Kenneth J. Seng
Director, Account Management
& Client Training



May 12, 1999